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VAN ECK GLOBAL
[LOGO]

                                        October 14, 1998


VIA EDGAR
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Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street
Washington, D.C. 20549

        Re:     Van Eck Funds
                1933 Act File No.: 2-97596
                1940 Act File No.: 811-4297
                -------------------------------------

Dear Sir/Madam:

        Pursuant to Rule 14A under the Securities Exchange Act of 1934, as amended (the "1934 Act"), Van Eck Funds (the "Trust") hereby requests the withdrawal of the Preliminary Notice and Proxy Statement, which was filed with the Commission on September 23, 1998 and the revised Preliminary Notice and Proxy Statement which was filed on October 2, 1998.

        If you should have questions regarding this withdrawal, please call the undersigned at (212) 293-2031.

                                        Very truly yours,

                                        /s/ Thomas Elwood

                                        Thomas Elwood
                                        Secretary



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